Rule 424(b)(3)

                                          File Nos. 333-114270 and 333-114270-03


PRICING SUPPLEMENT NO. 7 DATED August 23, 2004
(To Prospectus and Prospectus Supplement Dated April 21, 2004)


                                                    COUNTRYWIDE HOME LOANS, INC.

                                                     Medium-Term Notes, Series M
                                      Due Nine Months or More From Date of Issue

                                          Payment of Principal, Premium, if any,
                            and Interest Fully and Unconditionally Guaranteed by
                                               COUNTRYWIDE FINANCIAL CORPORATION
                                                          Floating Rate Notes



Trade Date:                August 23, 2004                    Book Entry:    |X|
Issue Price:               100%                               Certificated:  |_|
Original Issue Date:       August 26, 2004    Principal Amount:     $545,000,000
Stated Maturity Date:      August 26, 2005    Net Proceeds:         $544,727,500
                                              Specified Currency:   U.S. Dollars


Base Rate(s): |_|   CD Rate    |_|   Eleventh District       |_|   Prime Rate
                                     Cost of Funds Rate

  |_|   Commercial Paper Rate  |_|   Federal Funds Rate      |_|   Treasury Rate
  |_|   CMT Rate               |X|   LIBOR                   |_|   Other
                          Telerate Page 7051[ ]            Telerate Page[ ]
                          Telerate Page 7052[ ]            Reuters Page [ ]

                            |_|  Weekly Average            Currency:[ ]
                               |_| Monthly Average

Exchange Rate Agent:       N/A


Minimum Denomination: $1,000 Maximum Interest Rate: N/A
Initial Interest Rate:     1.85%      Minimum Interest Rate:                 N/A
Interest Determination Dates:  Two London Business Days
                             prior to each Interest
                               Payment Date

Interest Factor Convention:            N/A

                                             Index Maturity:            3 months
Spread (plus or minus):    plus 9 basis points
Spread Multiplier:                     N/A
Interest Reset Dates:      Same as Interest Payment Dates
Interest Payment Dates:    Quarterly on the 26th of
                           February, May, August, and
                          November, commencing November
                           26, 2004
                                      Fixed Rate Commencement Date:          N/A
                                      Fixed Interest Rate:                   N/A

     Agents: Goldman, Sachs & Co, Lehman Brothers, J.P. Morgan Securities, Inc., HSBC Securities (USA), Inc., Banc of America Securities LLC, Barclays Capital Inc., BNP Paribas Securities Corp.

Calculation Agent:        The Bank of New York

Redemption:                                               Repayment:


Checkbox  opposite   applicable   paragraph:   Check  box  opposite   applicable
     paragraph:
     |x| The Notes cannot be redeemed prior to maturity. |x| The Notes cannot be

repaid prior to maturity.
     |_| The Notes may be redeemed prior to maturity. |_| The Notes may be repaid prior to maturity.
     Initial Redemption Date:                          Optional Repayment Dates:
     Initial Redemption Percentage:
     Annual Redemption Percentage Reduction, if any:

Estate Option:  Check box if the Estate Option is applicable  |_|


Additional/Other Terms:             N/A

     The Notes to which this Pricing Supplement relates will constitute unsecured and unsubordinated indebtedness of Countrywide Home Loans and will rank equally with other unsecured and unsubordinated indebtedness of Countrywide Home Loans. As of June 30, 2004, Countrywide Financial Corporation had no secured indebtedness outstanding, and Countrywide Home Loans had $3,403,640,809 aggregate principal amount of secured indebtedness outstanding, including $2,496,749,402 of intercompany borrowings. As of that date, Countrywide Home Loans had $23,975,002,250 aggregate principal amount of unsecured and unsubordinated indebtedness outstanding, which indebtedness ranked equally with the other unsecured and unsubordinated indebtedness of Countrywide Home Loans and will rank equally with the Notes to which this Pricing Supplement relates.

     You should rely only on the information contained or incorporated by reference in this Pricing Supplement and the accompanying Prospectus Supplement and Prospectus. Countrywide Home Loans, Inc. and Countrywide Financial Corporation have not, and the Agent(s) have not, authorized any other person to provide you with different information. If anyone provides you with different or inconsistent information, you should not rely on it. Countrywide Home Loans, Inc. and Countrywide Financial Corporation are not, and the Agent(s) are not, making an offer to sell these securities in any jurisdiction where the offer or sale is not permitted.

     You should assume that the information appearing in this Pricing Supplement and the accompanying Prospectus Supplement and Prospectus is accurate as of the date on the front cover of this Pricing Supplement only. The business, financial condition, results of operations and prospects of Countrywide Home Loans, Inc. and Countrywide Financial Corporation may have changed since that date.